As filed with the Securities and Exchange Commission on June       , 2010. Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNI-PIXEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2926437
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381

(Address, including zip code, of principal executive offices)

Uni-Pixel, Inc. 2010 Stock Incentive Plan

(Full title of the plan)

Reed Killion
Chief Executive Officer
Uni-Pixel, Inc.
8707 Technology Forest Place
Suite 100
The Woodlands, Texas 77381
(281) 825-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Scott D. Chenevert

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
Four United Plaza
8555 United Plaza Boulevard
Baton Rouge, Louisiana 70809-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock ($.001 par value per share)
2010 Stock Incentive Plan	6,925,000	$0.50	(2)	$3,462,500	(2)	$246.88
	2,075,000	$0.58	(3)	$1,203,500	(3)	$85.81
Total	9,000,000					$332.69

(1)   Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the price at which currently outstanding options are exercisable.

(3)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the bid and asked price per share of the Common Stock on the Over the Counter Bulletin Board on June 1, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents, which have been filed by Uni-Pixel, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)       The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2009;

(b)      All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a);

(c)       The description of the Common Stock of the Company included in its Registration Statement on Form 10-SB/A filed July 22, 2005, as amended;

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

We have authority under the Delaware General Corporation Law to indemnify and advance expenses to our directors, officers, employees and agents to the extent provided for in such statute. Such indemnification and advancement of expenses may be continued even if a person ceases to serve as a director, officer, employee or agent of the Company and may inure to such person’s heirs, executors or administrators. Set forth below is a discussion of Delaware law regarding indemnification which we believe discloses the material aspects of such law on this subject.

Delaware law provides, in part, that a corporation may indemnify a director, officer or other person who was, is or is threatened to be made a party to a proceeding because such person is or was a director, officer, employee or agent of the corporation, or any other enterprise if he is or was serving such enterprise at the request of the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. If the person is found liable to the corporation, no indemnification shall be made unless and only to the extent that the court determines that such person is fairly and reasonably entitled to indemnity for expenses as the court deems proper. Delaware law also provides for mandatory indemnification by a corporation, including indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the corporation, in the event that such person is successful on the merits or in defense of a proceeding or matter.

Our certificate of incorporation and bylaws provide that we will indemnify, to the fullest extent and in the manner then permitted under the laws of the State of Delaware and any other applicable laws, any person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Company or served any other enterprise as a director or officer at the request of the Company.

Item 7.                    Exemption From Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

5              Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1         Consent of PMB Helin Donovan, LLP.

23.2         Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

99            Uni-Pixel, Inc. 2010 Stock Incentive Plan

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

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Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on June 4, 2010.

UNI-PIXEL, INC.

By:	/s/ Reed J. Killion
Reed J. Killion
Chief Executive Officer
and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Reed J. Killion, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Reed J. Killion	President, Chief Executive Officer, Principal	June 4, 2010
Reed J. Killion	Executive Officer, and Director

/s/ Jeffrey W. Tomz	VP Finance and Principal Financial Officer	June 4, 2010
Jeffrey W. Tomz

/s/ Bernard T. Marren	Chairman of the Board and Director	June 4, 2010
Bernard T. Marren

/s/ Carl Yankowski	Director	June 4, 2010
Carl Yankowski

/s/ Bruce Berkoff	Director	June 4, 2010
Bruce Berkoff

/s/ Ross Young	Director	June 4, 2010
Ross Young